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                                                                    EXHIBIT 10.1



                         EXECUTIVE EMPLOYMENT AGREEMENT

          THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") dated as of January 31, 2000, is made by and between Beasley Mezzanine Holdings, LLC, a Delaware limited liability company (together with any successor thereto, the "Company") and George G. Beasley (the "Executive").

          WHEREAS, the Company desires to assure itself of the services of the Executive, and the Executive desires to commit himself to serve the Company, on the terms herein provided;

          NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

     1.   CERTAIN DEFINITIONS.

          (a)  "Annual Base Salary" shall have the meaning set forth in Section
4.

          (b)  "Board" shall mean the Board of Directors of the Company.

          (c) "Cause" for the Company to terminate the Executive's employment hereunder shall exist upon the Executive's:

               (i) failure substantially to perform his duties hereunder, other than any such failure resulting from the Executive's Disability, after notice and reasonable opportunity for cure, all as determined by the Board;

               (ii) conviction of a felony or a crime involving moral turpitude; or

               (iii) fraud or personal dishonesty involving Company assets.

          (d) "Company" shall have the meaning set forth in the preamble hereto.

          (e) "Compensation Committee" means the compensation committee of the Board.

          (f) "Contract Year" shall mean each twelve month period beginning on the Effective Date hereof or an annual anniversary thereof.

          (g) "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death; and (ii) if the Executive's employment is terminated pursuant to any of Sections 5(a)(ii) through 5(a)(vi), the date specified in the Notice of Termination.

          (h) "Disability" shall mean the absence of the Executive from the Executive's duties to the Company on a full-time basis for a period of 180 consecutive days as a result of incapacity due to mental or physical illness.
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          (i)  "Effective Date" of this Agreement shall mean the date of effectiveness of the registration statement registering the initial public offering of shares of Class A common stock of the Company.

          (j) "Executive" shall have the meaning set forth in the preamble hereto.

          (k) "Good Reason" for the Executive to terminate his employment shall exist in the event that the Company fails to make any payment or provide any benefit hereunder or commits a material breach of this Agreement and does not cure such failure or breach after notice and a reasonable opportunity to cure.

          (l)  "Notice of Termination" shall have the meaning set forth in
Section 5(b).

          (m) "Term of Employment" shall have the meaning set forth in Section 2(b).

     2.   EMPLOYMENT.

          (a) Initial Term. The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in this Section 2, in the position set forth in Section 3 and upon the other terms and conditions herein provided. The initial term of employment under this Agreement (the "Initial Term") shall be for the period beginning on the Effective Date of this Agreement and shall expire on the third anniversary thereof, unless earlier terminated as provided in Section 5.

          (b) Extension. The employment term hereunder shall automatically be extended for successive one-year periods ("Extension Terms" and, collectively with the Initial Term, the "Term of Employment") unless either party gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable Term of Employment.

     3.   POSITION AND DUTIES.

          (a) Generally. The Executive shall serve as the Chairman of the Board ("Chairman") and Chief Executive Officer ("CEO") of the Company. Subject to reasonable modification from time to time by the Board, Executive shall supervise, control and have responsibility for the strategic direction and general and active day-to-day leadership and management of the business and affairs of the Company and its subsidiaries and shall have all of the powers, authority, duties and responsibilities usually incident to the positions and offices of Chairman and CEO. Executive will, on a full-time basis, apply all of his skill and experience to the performance of his duties in such employment and will not, without the prior consent of the Board, devote substantial amounts of time to outside business activities. Notwithstanding the foregoing, Executive may devote a reasonable amount of his time to civic, community, charitable or passive investment activities.

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          (b)  Subsidiaries. If elected or appointed thereto, and only for the duration of such elected term or appointment, the Executive shall serve as a director of the Company and any of its subsidiaries and/or in one or more executive offices of any of such subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis consistent with that provided by the Company to other directors of the Company or similarly situated executive officers of any such subsidiaries.

     4.   COMPENSATION AND RELATED MATTERS.

          (a) Annual Base Salary. The Executive shall receive a base salary at a rate of $500,000 per annum during the first 12 months of the Initial Term, increased by five percent per annum on each anniversary of the Contract Year during the Term of Employment. In its sole discretion, the Compensation Committee may review the Annual Base Salary with a view toward consideration of merit increases as the Compensation Committee deems appropriate. The Annual Base Salary shall be paid in arrears in substantially equal installments at monthly or more frequent intervals, in accordance with the normal payroll practices of the Company.

          (b) Bonus. Executive shall be eligible to receive an annual bonus for each fiscal year of the Company ending during the Term of Employment at the sole discretion of the Board.

          (c) Benefits. The Executive shall be eligible to participate in the 2000 Equity Plan of Beasley Broadcasting Group, Inc. and such other equity based or incentive compensation plans or programs as may be adopted by the Company from time to time (collectively, the "Equity Plan") for its senior executives, at such level and in such amounts as may be determined by the Board in its sole discretion, subject to the terms and conditions of the Equity Plan and any applicable award agreements; provided, however, that in the event Executive violates Section 7 or Section 8 of this Agreement, all stock options or other equity based or incentive compensation awards granted under the Equity Plan or otherwise (whether or not vested) shall, immediately upon the time of the first such violation, cease to be exercisable and shall thereupon be cancelled and be of no further force and effect. At the expense of the Company, the Executive shall be entitled to participate in the other employee benefit plans, programs and arrangements of the Company (including, without limitation, health insurance, long-term disability coverage and vacation for Executive and his eligible dependents) now (or, to the extent determined by the Board, hereafter) in effect which are applicable to the senior officers of the Company, subject to and on a basis consistent with the terms, conditions and overall administration thereof.

          (d) Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company, in accordance with the Company's documentation and other policies with respect thereto.

          (e) Automobile Allowance. During the Term of Employment, Executive shall be entitled to an automobile allowance of $1,000 per month. Executive may use the automobile allowance for lease payments, insurance, towards the purchase of an automobile or in any other manner at Executive's discretion.

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     5.   TERMINATION.

          The Executive's employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

          (a)  Circumstances.

               (i) Death. The Executive's employment hereunder shall terminate upon his death. In the event of the death of the Executive during the Term of this Agreement, Company shall pay to Executive's widow, if surviving, otherwise to his estate or legal representative, compensation at the Annual Base Salary rate then being received by Executive for a period of one year following Executive's death.

               (ii) Disability. If the Company determines in good faith that the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties. The Executive shall continue to receive his Annual Base Salary until the Date of Termination.

               (iii) Termination for Cause. The Company may terminate the Executive's employment hereunder for Cause.

               (iv) Termination without Cause. The Company may terminate the Executive's employment hereunder without Cause.

               (v) Resignation for Good Reason. The Executive may terminate his employment for Good Reason.

               (vi) Resignation without Good Reason. The Executive may resign his employment without Good Reason upon 90 days written notice to the Company.

          (b) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive under this Section 5 (other than termination pursuant to Section 5(a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and specifying a Date of Termination which, except in the case of termination for Cause, shall be at least fourteen days following the date of such notice (a "Notice of Termination"), or thirty days if termination is pursuant to Section 5(a)(ii).

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     6.   SEVERANCE PAYMENTS.

          (a) Entitlement to Severance Payments. If the Executive's employment shall terminate without Cause (pursuant to Section 5(a)(iv)) or for Good Reason (pursuant to Section 5(a)(v)), the Company shall:

               (i) Pay to the Executive, in accordance with its regular payroll practice, following the Date of Termination, an amount equal to his then Annual Base Salary for the longer of one year or the remainder of the Initial Term (the "Severance Period").

               (ii) At the expense of the Company continue for one year the Executive's coverage under all Company benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination, to the extent permitted thereunder until the earlier of (A) the expiration of the Severance Period or (B) the date the Executive has commenced new employment and has thereby become eligible for comparable medical benefits. In the event that the Executive's participation in any such plan or program is not permitted, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs.

               (iii) Notwithstanding the terms or conditions of the Equity Plan or any stock option or other award agreement between the Company and the Executive, all such stock options or other awards shall become fully vested and exercisable as of the Date of Termination and shall remain exercisable until the earlier to occur of (A) the expiration of such stock option or other award pursuant to its terms or (B) the expiration of 90 days following the Date of Termination.

          (b) Survival. The expiration or termination of the Term of Employment shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

          (c) Mitigation of Damages. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amount payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced (except as provided in Section 6(a)(ii)) whether or not the Executive obtains other employment. Neither the Executive nor the Company shall be liable to the other party for any damages in addition to the amounts payable under Section 6 arising out of the termination of the Executive's employment prior to the end of the Term of Employment (except as provided in Section 9).

     7.   COMPETITION.

          (a) Conduct of Executive. The term of Non-Competition (herein so called) shall be for a term beginning on the date hereof and continuing until the first anniversary of the Date of Termination; provided, however, that if the Executive's employment is terminated by the

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Company other than for Cause or by the Executive for Good Reason the term of
Non-Competition shall expire upon the earlier of the first anniversary of the Date of Termination or the date that the Executive waives his entitlement to any further payments under Section 6(a)(i) hereunder. During the term of Non-Competition, the Executive shall not, without the prior written consent of the Board, directly or indirectly engage in, or have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any business of the Company or any entity owned by it that is within 75 miles of any transmission site on which the Company or any entity owned by it operates a radio station at the Date of Termination provided, however, that the Executive shall be permitted to acquire a stock interest in such a corporation provided such stock is publicly traded and the stock so acquired is not more than five percent (5%) of the outstanding shares of such corporation.

          (b)  Construction of this Section. In the event the terms of this
Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

     8.   NONDISCLOSURE OF PROPRIETARY INFORMATION.

          (a) Confidentiality. Except as required in the faithful performance of the Executive's duties hereunder or pursuant to subsection (c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

          (b) Return of Materials. Upon termination of the Executive's employment with Company for any reason and upon the Company's request, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company's customers, business plans, marketing strategies, products or processes and/or which contain proprietary information or trade secrets.

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          (c)  Response to Legal Process. The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

     9.   INJUNCTIVE RELIEF.

          It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 7 and 8 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

     10.  BINDING ON SUCCESSORS.

          This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

     11.  GOVERNING LAW.

          This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Florida.

     12.  VALIDITY.

          The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     13.  NOTICES.

          Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

          (a)  If to the Company:

                        Beasley Mezzanine Holdings, LLC
                        3033 Riviera Drive, Suite 200
                        Naples, Florida 34103
                        Attn:   B. Caroline Beasley
                        Fax:    (941) 263-8191

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               With a copy to:

                      Latham & Watkins
                      1001 Pennsylvania Avenue, NW, Suite 1300
                      Washington, DC 20004
                      Attn:  Joseph D. Sullivan
                      Fax:   (202) 637-2201

          (b) If to the Executive, to him at the address set forth below under his signature; or at any other address as any party shall have specified by notice in writing to the other parties.

     14.  COUNTERPARTS.

          This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     15.  ENTIRE AGREEMENT.

          The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

     16.  AMENDMENTS; WAIVERS.

          This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Chief Financial Officer. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

     17.  NO INCONSISTENT ACTIONS.

          The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

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     18.  ARBITRATION.

          Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Washington, D.C. in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 7 or 8 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond. The fees and expense of the arbitrator shall be borne by the Company.

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          IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                   THE COMPANY

                                   Beasley Mezzanine Holdings, LLC


                                   By:   /s/ B. CAROLINE BEASLEY
                                         --------------------------------------
                                         Name:  B. Caroline Beasley
                                         Title: Chief Financial Officer



                                   THE EXECUTIVE

                                         /s/ GEORGE G. BEASLEY
                                         --------------------------------------
                                         Name: George G. Beasley

                                         Address: 3033 Riviera Drive, Suite 200
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                                                  Naples, FL 34103
                                                  -----------------------------